Exhibit 99.1

Petro River Oil Corp. Reports Second Quarter 2015 Financials

Net Income of $6,293,845 ($0.74 per share)

NEW YORK, NY, December 16, 2015 – Petro River Oil Corp. (OTCBB: PTRCD) (“Petro River” or the "Company"), today reported its second quarter 2015 highlights and selected financial results for the three and six months ended October 31, 2015, as well as an overview of recent developments focusing on the Company’s restructuring and corporate strategy.

Highlights for Quarter ending October 31, 2015.

●	Recorded second quarter net income of $6,293,845 ($0.74 per share), compared to a net loss of $(1,103,025) (-$0.27 per share) for quarter ending October 31, 2014.
●	Current assets of $24,995,165, compared to current assets of $1,231,002 as of April 30, 2015.
●
Total liabilities (excluding long term asset retirement obligations) of $1,593,521, compared to liabilities of $794,186 as of April 30, 2015. The Company does not have any bank debt or other secured financing obligations.

●	Working capital of approximately $23.4 million as of October 31, 2015.

The second quarter results include the income generated from the transaction between the Company and its wholly owned subsidiary, Megawest Kansas Energy Corporation (“Megawest”), and Fortis Property Group, LLC (“Fortis”), pursuant to the contribution agreement, dated as of October 30, 2015 and effective as of October 15, 2015 (the “Megawest Transaction”).  As a result of the Megawest Transaction, the Company recorded approximately $18.3 million in amounts due from a related party; this amount was collected by Megawest subsequent to the quarter ended October 31, 2015.

Recent Developments.

The Company, led by its newly appointed President, Stephen Brunner, is involved in capitalizing on the current oil market by identifying and acquiring highly attractive oil and gas assets.  When asked about the Company’s positioning and strategy, Mr. Brunner stated the following:

“While other companies are struggling with high debt and low oil prices, management believes this period presents an opportunity to secure assets not previously available to small oil and gas exploration and development companies.  Securing financing under the Megawest Transaction and the Horizon Transaction (described below) puts Petro River in an unprecedented position for growth going forward.”

Acquisition of Horizon Investments:

On December 1, 2015, the Company entered into a purchase agreement to acquire Horizon I Investments, LLC in an all-stock deal (the “Horizon Transaction”).  Upon closing, the acquisition will provide Petro River with approximately $5.0 million in cash plus a 20% membership interest in Horizon Energy Partners, LLC (“Horizon Energy Partners”).

Horizon Energy Partners is an oil and gas exploration and development company owned and managed by former senior oil and gas executives.  It has a portfolio of domestic and international assets, including two assets located in the United Kingdom, adjacent to the giant Wytch Farm oil field, the largest onshore oil field in Western Europe.  Other projects include the proposed redevelopment of a large oil field in Kern County, California and the development of an additional recent discovery in Kern County. The Company will provide more details on each project on or prior to the closing of the Horizon Transaction.

Megawest Transaction:

On October 30, 2015, the Company entered into a contribution agreement with Megawest and Fortis, pursuant to which the Company and Fortis each agreed to assign certain assets to Megawest in exchange for shares of MegaWest common stock.

The Company transferred its 50% membership interest in Bandolier Energy, LLC, together with Megawest’s existing assets, and Fortis transferred certain indirect interests held in certain real estate assets and the rights to any profits and proceeds therefrom, to Megawest.  As consideration for the assignment of the Bandolier Interest, Megawest issued 58,510 (58.51%) of its common stock to the Company; as consideration for the assets assigned to Megawest by Fortis, Megawest  issued 41,490 (41.49%) of its common stock to Fortis. The joint venture plans to invest in oil and gas assets, including the Company’s assets in Osage County, Oklahoma.

Steve Brunner commented “We are happy to work with Fortis on finding attractive opportunities in oil and gas assets, including the possible investment in a vertical drilling program for our Pearsonia West Concession, consisting of 106,500 contiguous acres in Osage County, Oklahoma.”

Reverse Stock Split:

On December 7, 2015, the Company effected a one (1) for two hundred (200) reverse split of its issued and outstanding common stock as a step toward the Company’s intention to have its common stock listed on the NYSE MKT.  The Company's common stock will begin trading under a new CUSIP number (71647K303). The Company's ticker symbol, "PTRC", will remain unchanged; however, the ticker symbol will be represented as "PTRCD" for 20 trading days commencing on the Effective Date to designate the Reverse Split.

Executive Chairman Statement.

Scot Cohen commented "While other oil companies are playing defense, turning off production, shutting down exploration activity and divesting assets, we are now playing offense.  We have taken advantage of this low priced oil environment to execute key strategic initiatives.  We have acquired access to potentially lucrative domestic and international assets, recapitalized our balance sheet and established new leadership.  I'm thrilled to have Stephen Brunner on board, his track record speaks for itself.”

 Financial Highlights.

The following tables set forth selected financial information for the three and six months ended October 31, 2015 and October 31, 2014.  The information is derived from the Company's financial statements included in its Quarterly Report on Form 10-Q for the three and six months ended October 31, 2015 and October 31, 2014.  All of this information should be read in conjunction with the Form 10-Q and the financial statements contained therein, including the notes to the financial statements.

Petro River Oil Corp. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	As of
	October 31, 2015	April 30, 2015
Assets
Current Assets:
Cash and cash equivalents	$526,135	$1,010,543
Certificate of deposit - restricted	125,000	125,000
Accounts receivable – oil and gas	1,806	42,688
Accounts receivable - related party	18,271,716	-
Real estate – held for sale	6,021,779	-
Prepaid expenses and other current assets	48,729	52,771
Total Current Assets	24,995,165	1,231,002

Oil and gas assets, net	15,403,605	15,757,011
Property, plant and equipment, net of accumulated depreciation of $304,090 and $313,508, respectively	2,720	60,953
Intangible assets, net of accumulated amortization of $80,519 and $20,293, respectively	2,143,167	2,203,393
Other assets	28,132	27,922
Total Other Assets	17,577,625	18,049,279
Total Assets	$42,572,790	$19,280,281

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$163,187	$252,227
Deposit on real estate sales	888,375	-
Asset retirement obligations, current portion	541,959	541,959
Total Current Liabilities	1,593,521	794,186

Long-term Liabilities:
Asset retirement obligations, net of current portion	396,798	376,471
Total Long-term Liabilities	396,798	376,471

Total Liabilities	1,990,319	1,170,657

Commitments and contingencies

Equity:
Preferred shares - 5,000,000 authorized; par value $0.00001; 0 shares issued and outstanding	-	-
Preferred B shares - 29,500 authorized; par value $0.00001; 0 shares issued and outstanding	-	-
Common shares – 100,000,000 authorized; par value $0.00001; 4,259,505 issued and outstanding	43	43
Additional paid-in capital	38,659,215	31,115,291
Accumulated deficit	(14,167,061)	(16,650,486)
Total Petro River Oil Corp. Equity	24,492,197	14,464,848
Non-controlling interest	16,090,274	3,644,776
Total Equity	40,582,471	18,109,624
Total Liabilities and Equity	$42,572,790	$19,280,281

Petro River Oil Corp. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended October 31,		For the Six Months Ended October 31,
	2015	2014	2015	2014

Revenues
Oil and natural gas sales	$-	$757,485	$62,841	$1,423,761
Sales of real estate	18,347,111	-	18,347,111	-
Total Revenues	18,347,111	757,485	18,409,952	1,423,761

Cost of revenues – sales of real estate	10,486,373	-	10,486,373	-

Gross margin	7,860,738	757,485	7,923,579	1,423,761

Operating expenses
Lease operating expenses	84,035	446,829	259,988	787,497
Depreciation, depletion and accretion	39,777	218,681	105,750	400,833
Amortization of intangibles	30,113	-	60,226	-
Gain on sale of equipment	(5,519)	-	(5,519)	-
General and administrative	1,418,386	1,195,000	1,978,361	3,052,032
Total expenses	1,566,792	1,860,510	2,398,806	4,240,362

Operating income (loss)	6,293,946	(1,103,025)	5,524,773	(2,816,601)

Other income (expense)	(101)	-	782	33

Net income (loss)	6,293,845	(1,103,025)	5,525,555	(2,816,568)

Net income (loss) attributable to non-controlling interest	3,125,489	55,680	3,042,130	(347,031)

Net income (loss) attributable to Petro River Oil Corp. and Subsidiaries	$3,168,356	$(1,158,705)	$2,483,425	$(2,469,537)

Basic and diluted net income (loss) per common share	$0.74	$(0.28)	$0.58	$(0.60)

Weighted average number of common shares outstanding - Basic and diluted	4,259,505	4,092,839	4,259,505	4,092,839

 Petro River Oil Corp. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended October 31, 2015	For the Six Months Ended October 31, 2014
Cash Flows From Operating Activities:
Net income (loss)	$5,525,555	$(2,816,568)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation, depletion and accretion	105,750	400,834
Amortization of intangibles	60,226	-
Stock-based compensation	1,402,910	674,254
Non-cash cost of real estate properties sold	9,522,603	-
Gain on sale of equipment	(5,519)	-
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	40,882	(225,805)
Accounts receivable – related party	(17,383,341)	-
Prepaid expenses and other current assets	4,042	(45,564)
Accounts payable and accrued expenses	(89,036)	(78,981)
Net Cash Used in Operating Activities	(815,928)	(2,091,830)

Cash Flows From Investing Activities:
Purchase of certificate of deposit - restricted	-	(125,000)
Capitalized expenditures on oil and gas assets	(7,283)	(8,333,510)
Cash received upon disposal of oil and gas assets	279,013	-
Purchase of equipment	-	(39,756)
Proceeds from sale of equipment	60,000	-
Payments on deposits	(210)	(10,999)
Net Cash Provided by (Used in) Investing Activities	331,520	(8,509,265)

Cash Flows From Financing Activities:
Cash payments of note payable	-	(1,926)
Cash received from non-controlling interest contribution	-	5,000,000
Net Cash Provided by Financing Activities	-	4,998,074

Decrease in cash and cash equivalents	(484,408)	(5,603,021)

Cash and cash equivalents, beginning of period	1,010,543	8,352,949
Cash and cash equivalents, end of period	$526,135	$2,749,928

Supplementary Cash Flow Information:
Cash paid during the period for:
Income taxes	$14,482	$7,975
Interest paid	$-	$-

Non-cash Investing and Financing Activities:
Real estate contributed by non-controlling interest	$15,544,382	$-
Accounts receivable for deposit received on real estate sales in escrow	$888,375	$-
Acquisition of oil and gas assets	$-	$48,763
Issuance of note payable for purchase of fixed assets	$-	$27,280

About: Petro River Oil Corp.

Petro River Oil Corp. (OTCBB: PTRC) is an independent exploration and development company focused on applying modern technologies to oil and gas assets. Petro River’s core holdings are in the Mid- Continent region in Oklahoma. Petro River utilizes its local and global expertise in the region and globally to exploit hydrocarbon-prone resources to build reserves and to create value for the Company and its shareholders. The Company also wholly owns Petro Spring, a technology focused business.  For more information, please visit our website at www.petroriveroil.com.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.  These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.   Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

For further information, please contact:

Investor Relations
ir@petroriveroil.com
(469) 828-3900